UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 26, 2006

Aldabra Acquisition Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-51150	20-1918691
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

2122 York Road
Oak Brook, Illinois	60523
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (630) 574-3000

c/o Terrapin Partners LLC
540 Madison Avenue, 17th Floor
New York, New York 10022

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 26, 2006, Aldabra Acquisition Corporation (“Aldabra”) entered into an Adjustment Escrow Agreement by and among Aldabra, Great Lakes Dredge & Dock Holdings Corp. (“Holdco”), Madison Dearborn Capital Partners IV, L.P. (“MDCP”), Terrapin Partners LLC (“Terrapin”) and Wells Fargo Bank, National Association, as escrow agent. Reference is made to that disclosure set forth in Registration Statement on Form S-4 (No. 333-136861), dated November 9, 2006, (the “Registration Statement”) in the sections entitled “The Merger Agreement — Adjustment Escrow Agreement,” page 85, which is incorporated herein by reference.  The full text of the Adjustment Escrow Agreement is attached as Exhibit 10.18 to this Current Report on Form 8-K and is incorporated by reference herein.

On December 26, 2006, Aldabra entered into an Investor Rights Agreement by and among Aldabra, MDCP, certain directors and officers of Aldabra who are also shareholders of Aldabra on the date thereof and who are signatories thereto, certain persons listed on the signature pages thereto as “Other Investors” and Holdco.  Reference is made to the disclosure set forth in the Registration Statement in the section entitled “The Merger Agreement — Investor Rights Agreement,” page 85, which is incorporated herein by reference. The full text of the Investor Rights Agreement is attached as Exhibit 10.17 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 1.02  Termination of a Material Definitive Agreement.

On December 26, 2006, Aldabra and Terrapin terminated the Letter Agreement dated on or about February 7, 2005 pursuant to which Aldabra agreed to pay Terrapin a sum of $7,500 per month in exchange for certain administrative, technology and secretarial services.  Terrapin is an affiliate of Nathan Leight, Jason Weiss, Lyla Oyakawa and Robert Plotkin.  The termination of the payment of such fee was a condition precedent under the Agreement and Plan of Merger, dated June 20, 2006 (the “Merger Agreement”), by and among GLDD Acquisition Corp. (“GLDD”, “Great Lakes”), Aldabra, Aldabra Merger Sub, L.L.C., a wholly-owned subsidiary of Aldabra (“Merger Sub”), and certain of their respective stockholders as representatives of the parties to the Merger Agreement.

Item 2.01  Completion of Acquisition or Disposition of Assets.

On December 26, 2006, Aldabra consummated a merger with GLDD in which GLDD merged with and into Merger Sub pursuant to the Merger Agreement.  Merger Sub is the surviving company of the Merger.  As a result of the Merger, all GLDD’s stockholders were issued an aggregate of 28,785,678 shares of Aldabra common stock.  516,958 of these shares were delivered to Wells Fargo for deposit into a separate escrow account established pursuant to the Escrow Agreement.  These shares will be released, pro rata, to the persons who held shares of GLDD common stock as of the closing of the Merger, to the extent the incremental consideration estimated at closing is less than the adjusted incremental consideration calculated after the closing pursuant to the adjustment mechanisms contemplated by the Merger Agreement.  The incremental consideration (positive or negative, not to exceed 7,500,000 shares) is based on the amounts, as of the end of the day before the closing, by which (i) GLDD’s net indebtedness is greater or less than $250,000,000, (ii) GLDD’s net working capital is greater or less than $47,097,000, and (iii) Aldabra’s net working capital is less than $50,000,000.  The Aldabra shares not released from escrow to GLDD’s shareholders will be returned to Aldabra for no consideration and will be cancelled.  On December 26, 2006, Aldabra and GLDD issued a press release announcing the closing of the transaction (the “Closing”), a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1.

Reference is made to that disclosure set forth in Registration Statement in the sections entitled “The Merger” and “The Merger Agreement,” pages 52-86 inclusive, which is incorporated herein by reference.

Business; Properties; Legal Proceedings

Reference is made to the disclosure set forth in the Registration Statement in the section entitled “Information about GLDD Acquisitions Corp.,” pages 111-124 inclusive, which is incorporated herein by reference.

Risk Factors

Reference is made to the disclosure set forth in the Registration Statement in the section entitled “Risk Factors,” pages 28-39 inclusive, which is incorporated herein by reference.

Financial Information

Selected Financial Data

SELECTED HISTORICAL FINANCIAL INFORMATION

Selected Financial Information of GLDD Acquisitions Corp.

                The selected financial data presented below for the years ended December 31, 2001, 2002 and 2003 is derived from the audited financial statements of Great Lakes Dredge & Dock Corporation. Great Lakes Dredge & Dock Corporation was acquired by GLDD Acquisitions Corp. on December 22, 2003. GLDD Acquisitions Corp. is owned by MDCP and Great Lakes' management. The selected financial data for the years ended December 31, 2004 and 2005 have been derived from GLDD Acquisitions Corp.'s audited financial statements. The selected financial data for the nine months ended September 30, 2005 and 2006 have been derived from GLDD Acquisitions Corp.'s unaudited financial statements.

	Successor Company(5)				Predecessor Company(5)
	September 30,		December 31,
	2006	2005	2005	2004	2003	2002	2001
Income Statement Data(1):
Contract revenues	$304.2	313.0	$423.4	$350.9	$398.8	$362.6	$318.8
Costs of contract revenues	(265.6)	(278.0)	(372.0)	(315.0)	(328.2)	(294.6)	(260.5)
Gross profit	38.6	35.0	51.4	35.9	70.6	68.0	58.3

Gross profit as a percentage of revenues	12.7%	11.2%	12.1%	10.2%	17.7%	18.8%	18.3%
General and administrative expenses	(20.7)	(21.2)	(29.3)	(26.7)	(27.9)	(29.8)	(25.2)
Amortization of intangible assets	(0.2)	(0.6)	(0.8)	(4.2)	—	—	—
Subpoena-related expenses	(0.6)	(2.3)	(2.9)	(2.3)	—	—	—
Impairment of intangible	—	(5.7)	(5.7)	—	—	—	—
Sale-related expenses	—	—	—	(0.3)	(10.6)	—	—
Operating income	17.1	5.2	12.7	2.4	32.1	38.2	33.1
Operating income as a percentage of revenues	5.6%	1.7%	3.0%	0.6%	8.0%	10.5%	10.4%
Interest expense, net	(17.4)	(17.3)	(23.1)	(20.3)	(20.7)	(21.1)	(20.9)
Sale-related financing costs	—	—	—	—	(13.1)	—	—
Equity in earnings (loss) of joint ventures	1.3	1.7	2.3	2.3	1.4	(0.1)	0.8
Minority interests	(0.1)	(0.2)	(0.2)	0.1	—	0.4	(1.0)

Income (loss) before income taxes	0.9	(10.6)	(8.3)	(15.5)	(0.3)	17.4	12.0

Income tax benefit (provision)	(0.4)	1.7	1.4	4.4	(1.3)	(4.4)	(5.5)

Net income (loss)	$0.5	$(8.9)	$(6.9)	$(11.1)	$(1.6)	$13.0	$6.5

Redeemable preferred stock dividends	(6.2)	(5.7)	(7.7)	(7.3)	—	—	—
Net income available to common shareholders	$(5.7)	$(14.6)	$(14.6)	$(18.4)	$(1.6)	$13.0	$6.5

Basic and diluted earnings per share(2)	$(5.71)	$(14.62)	$(14.64)	$(18.37)	$(31.92)	$260.00	$129.62
Basic and diluted weighted average shares(1)	999	1,000	1,000	1,000	50	50	50
Unaudited pro forma basic and diluted earnings per share(2)	$(0.20)	$(0.51)	$(0.24)
Unaudited pro forma basic and diluted weighted average shares(2)	28,786	28,786	28,786

Other Data:
EBITDA(3)	$27.1	$15.4	$39.4	$31.7	$49.8	$54.4	$48.2
Net cash flows from operating activities	22.7	(8.6)	10.3	17.5	19.7	28.4	20.1
Net cash flows from investing activities	(20.9)	(4.9)	(7.2)	(11.4)	(183.3)	(17.2)	(42.9)
Net cash flows from financing activities	(0.4)	(2.3)	(4.5)	(6.8)	164.9	(12.3)	24.2
Depreciation and amortization	18.8	18.5	24.7	26.9	16.3	15.9	15.3
Maintenance expense	24.0	24.7	29.7	22.7	27.9	25.9	19.3
Capital expenditures(4)	21.0	9.4	12.7	23.1	37.7	18.3	13.8

(1)           Includes the results of NASDI since its acquisition in April, 2001.

(2)           Refer to Note 14 to the GLDD Acquisitions Corp. and Subsidiaries Condensed Consolidated Unaudited Financial Statements for the Nine Months ended September 30, 2006 and September 30, 2005 and Note 21 to the GLDD Acquisition Corp. and Subsidiaries Consolidated Financial Statements for the years ended December 31, 2005, 2004 and 2003 for additional details regarding these calculations.

(3)           EBITDA in 2005 includes the impact of a non cash write down of goodwill and intangibles for $5.7 million for the demolition business. In 2003 it includes the impact of sale-related expenses totaling $10.6 million, related to the sale of Great Lakes Dredge & Dock Corporation to Madison Dearborn Partners.

(4)           Capital expenditures in 2003 includes approximately $15.0 million used to buy out certain operating equipment previously under operating lease, $3.6 million related to a barge being constructed as part of a like-kind exchange, and a $0.8 million deposit on construction of two new rock barges. Capital expenditures in 2004 includes spending of approximately $12.7 million on equipment that has been or will be funded by sale-leaseback under an operating lease or escrow funds relating to the 2003 like-kind exchange.

(5)           The formation of GLDD Acquisitions Corp. and the acquisition of Great Lakes Dredge & Dock Corporation by MDCP was accounted for as a purchase in accordance with Statement of Financial Accounting Standards No. 141 ("SFAS No. 141"), Business Combinations, resulting in a new basis of accounting subsequent to the Transaction. For presentation herein, the financial statements up to the date of the purchase are denoted as Predecessor Company and are the financial statements of Great Lakes Dredge & Dock Corporation, while the financial statements prepared subsequent to the acquisition by MDCP are denoted as Successor Company and are the financial statements of GLDD Acquisitions Corp. Due to the new basis of accounting, the amounts reported for GLDD Acquisitions Corp. are not comparable to the amounts shown for Great Lakes Dredge & Dock Corporation.

	Successor Company				Predecessor Company
	September 30,		December 31,
	2006	2005	2005	2004	2003	2002	2001
	($ in millions)
Balance Sheet Data (as of end of period):
Cash and equivalents	$2.0	$3.5	$0.6	$2.0	$2.8	$1.5	$2.6
Working capital	47.1	46.0	49.1	39.2	50.5	14.6	14.1
Total assets	521.4	508.6	507.5	508.6	522.9	287.5	282.2
Total debt	251.8	252.8	250.8	254.3	258.7	172.8	184.7
Redeemable preferred stock	108.1	99.9	102.0	94.3	—	—	—
Total stockholders' equity (deficit)	(30.1)	(29.7)	(23.2)	(8.4)	97.0	(12.4)	(26.0)

                EBITDA, as presented herein, represents net income (loss), adjusted for net interest expense, income taxes, depreciation and amortization expense. GLDD presents EBITDA as an additional measure by which to evaluate its operating trends. GLDD believes that EBITDA is a measure frequently used to evaluate performance of companies with substantial leverage and that all of its primary stakeholders (i.e. its bondholders, banks and investors) use EBITDA to evaluate its period to period performance. Additionally, GLDD’s management believes that EBITDA provides a transparent measure of GLDD’s recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For this reason, EBITDA is the measure GLDD uses to assess performance for purposes of determining compensation under its incentive plan. EBITDA should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, GLDD’s use of EBITDA, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of interest expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain GLDD's business. For these reasons, GLDD uses operating income to measure its operating performance and uses EBITDA only as a supplement. EBITDA is reconciled to net income (loss) in the table of financial results.

	Successor Company				Predecessor Company
	September 30,		December 31,
	2006	2005	2005	2004	2003	2002	2001
	($ in millions)
Net income (loss)	$0.5	$(8.9)	$(6.9)	$(11.1)	$(1.6)	$13.0	$6.5
Adjusted for:
Interest expense, net	17.4	17.3	23.1	20.3	20.7	21.1	20.9
Sale-related financing costs	—	—	—	—	13.1	—	—
Income tax expense (benefit)	0.4	(1.7)	(1.4)	(4.4)	1.3	4.4	5.5
Depreciation and amortization	18.7	18.5	24.6	$26.9	16.3	15.9	15.3
EBITDA	$37.0	$25.2	$39.4	$31.7	$49.8	$54.4	$48.2

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Reference is made to the disclosure set forth in the Registration Statement in the section entitled “Information about GLDD Acquisitions Corp.—Management’s Discussion and Analysis of Financial Condition and Results of Operations,” pages 124-145 inclusive, which is incorporated herein by reference.

The following is GLDD Management’s Discussion and Analysis of Financial Condition and Results of Operations for the nine months ending September 30, 2006.

The following table sets forth the components of net income (loss) as a percentage of contract revenues for the three and nine months ended September 30, 2006 and 2005:

	Nine Months Ended
	September 30,
	2006	2005
Contract revenues	100.0%	100.0%
Costs of contract revenues	(87.3)	(88.8)
Gross profit	12.7	11.2
General and administrative expenses	(6.8)	(6.8)
Subpoena-related expenses	(0.2)	(0.7)
Amortization of intangible assets	(0.1)	(0.2)
Impairment of intangible assets	—	(1.8)
Operating income (loss)	5.6	1.7
Interest expense, net	(5.7)	(5.5)
Equity in earnings of joint ventures	0.4	0.6
Minority interest	(0.1)	(0.1)
Income (loss) before income taxes	0.2	(3.3)
Income tax (expense) benefit	(0.1)	0.5
Net income (loss)	0.1%	(2.8)%

The following table sets forth, by segment and dredging type of work, GLDD’s contract revenues for the nine months ended and backlog as of the periods indicated:

	Nine Months Ended
	September 30,
Revenues (in thousands)	2006	2005
Dredging:
Capital - U.S.	$89,626	$115,878
Capital - foreign	56,778	32,264
Beach	78,935	70,931
Maintenance	42,831	56,626
Demolition	36,015	37,340
	$304,185	$313,039

	September 30,
Backlog (in thousands)	2006	2005
Dredging:
Capital - U.S.	$98,011	$132,470
Capital - foreign	161,948	104,258
Beach	42,654	21,588
Maintenance	47,719	7,746
Demolition	20,134	19,004
	$370,466	$285,066

Nine Months Ended September 30, 2006 Compared to Nine Months Ended September 30, 2005

GLDD’s consolidated revenues for the nine months ended September 30, 2006 were $304.2 million, down $8.9 million or 2.8% from the same period in 2005.  The year-to-date revenues were consistent between years although the composition of dredging work and timing of contracts varied between periods. GLDD’s gross profit margin for the nine months ended September 30, 2006 was 12.7%, an improvement over the gross profit margin for the nine months ended September 30, 2005 of 11.2%, due to an improvement in dredging contract margins.

Capital projects include large port deepenings and other infrastructure projects.  Domestic capital dredging revenue decreased $26.3 million in the first nine months of 2006, compared to the same period of 2005.  GLDD’s domestic capital revenues of $28.5 million in the third quarter of 2006 were substantially generated by continuing work on port deepening projects in the Arthur Kill Channel, New York; and work on two LNG terminals in Texas, one in Freeport that concluded in the third quarter and the other in Golden Pass that began operations.  Foreign capital revenues in the first nine months of 2006 increased $24.5 million compared to the same period of 2005.  The 2006 foreign revenues were substantially generated by continuing work on the Durrat land development project in Bahrain, which will continue through the end of 2006.

Beach nourishment projects include rebuilding of shoreline areas that have been damaged by storm activity or ongoing erosion.  GLDD’s year-to-date beach revenues totaled $78.9 million, an $8 million increase over the 2005 year-to-date revenues.  Beach work continues to represent a large portion of revenues in 2006, as it had in 2005 due to the extensive damage wrought by hurricanes in 2004 and 2005.

Maintenance projects include routine dredging of ports, rivers and channels to remove the regular build up of sediment.  Maintenance revenues totaled $42.8 million for the first nine months of 2006 compared to $56.6 million for the same 2005 period.  The majority of the quarter’s maintenance revenues related to dredging in two ports in the Gulf of Mexico.  2005 revenue was favorably impacted by a large rental project in the Mississippi River Gulf Outlet.

GLDD’s general and administrative expenses totaled $20.7 million compared to $21.2 million for the first nine months of 2005.  Year-to-date 2006 legal expenses related to the federal subpoena matter were $0.6 million and compared to $2.3 million for the same 2005 period.  This decrease is a result of the minimal activity related to this matter throughout 2006.   This matter is discussed further in Note 13 to the Financial Statements.

In the third quarter of each year GLDD performs its annual test for impairment of goodwill.  In 2005, GLDD renegotiated its compensation arrangements with the president of its demolition segment.  As a result of the increased incentive compensation to be paid in the future, GLDD revised future performance expectations for this segment, and wrote down the value of goodwill and certain intangible assets related to the segment by $5.7 million, which impacted EBITDA for the 2005 quarter. There is no impairment in 2006.

Net interest expense for the first nine months of 2006 was $17.3 million compared to $17.3 million for the same period in 2005.  Increased interest rates in 2006 were offset by reduced average debt outstanding compared to 2005.

Income tax expense for the nine months ended September 30, 2006 was $0.4 million compared to a benefit of $1.7 million for the same period in 2005, due to the improved operating income.

GLDD generated net income of $0.5 million for the nine months ended September 30, 2006, compared to a net loss of $8.9 million for the same 2005 period.  The improvement in 2006 is a result of increased revenues and margins as discussed, offset by the increase in self insurance reserves, as well as the impact of the goodwill impairment in 2005 noted above.

EBITDA for the nine months ended September 30, 2006 was $37.0 million, compared to $25.2 million in 2005.  The year-to-date increase was due to both the negative impact on the 2005 period of the write down of the value of goodwill for the demolition segment as discussed above, as well as improvement in operations in 2006.

NASDI’s demolition revenue for the nine months ended September 30, 2006 totaled $36.0 million and compares to $37.3 million for the same period of 2005.  Both periods result from a solid market, whereby NASDI has experienced less competition on the projects bid than was the experienced prior to 2005.  Operating income was $3.3 million for the nine months ended September 30, 2006 compared to an operating loss of $3.3 million for the same period in 2005.  Year-to-date operating results in 2005 were impacted by the $5.7 million non-cash write-down of goodwill and intangibles related to the annual assessment of goodwill noted above.  Operating margins were consistent between periods.

Bidding and Activity Backlog for the Nine Months Ended September 30, 2006

Dredging.   The 2006 domestic dredging bid market, representing work awarded during the period, totaled $563.0 million.   GLDD obtained a 38.7% share of the 2006 year to date bid market.   During the 2006 third quarter, $151.6 million of capital work was awarded, including a new LNG project that GLDD won for over $60 million and an upland disposal deepening project in New York for over $60 million, won by a competitor. Upland disposal projects in the New York area require extensive and costly pre-treatment. Therefore, these contracts frequently include significant non-dredging activities, which inflate the dredge market statistics for these types of contracts. The beach nourishment bid market for the quarter totaled $39.1 million.  GLDD was low bidder on only one contract for $1.7 million. The remainder of the quarter’s market of $115.5 million was maintenance work of which GLDD won $74 million or 65% for the quarter.

In 2005, the emergency beach work resulting from hurricane damage added significantly to the market and filled in the gap from the lack of capital work in the 2005 year.  The 2006 beach market, while substantial, has decreased from the record year in 2005. Fortunately, LNG terminal construction projects, as well as additional maintenance work offset this decrease.

Although the domestic dredging bid market has generated $563 million of contracts to date in 2006, work put out for bid by the Corp of Engineers continues to be negatively impacted by lower levels of funding, central control in Washington governing the release of funds and new restrictions concerning obligation of funds for contracts that roll into future years. The Corp’s new strategy for this year has been to structure contracts with a very modest base scope of work with a large number of add on options that can be awarded depending on the available funding level. Most of the bids let during August, September and October were designed with the intent of being ready to award the base contracts immediately and then award the options based upon 2007 appropriations.  A current project impacted by this is the $115 million capital deepening project in Oakland from the second quarter which was won by a joint venture of two competitors but not awarded at that time. It has since been awarded during the fourth quarter for only a $45 million scope of work. Additional options are expected to be awarded in 2007 and these options will be included in the bid statistics when awarded.

Dredging backlog at September 30, 2006 was $350.3 million.  This compares to $286.8 million at June 30, 2006 and $266.0 million at September 30, 2005.  Consistent with prior periods, the majority of GLDD’s September 30, 2006 dredging backlog, $260 million, is comprised of domestic and foreign capital dredging work, including continuing domestic deepening projects in New York, NY and Brunswick, GA and the two overseas land reclamation projects in Bahrain. The increase in total backlog at September 30, 2006 compared to last quarter is primarily due to the addition of the new land reclamation project in Bahrain mentioned above. Domestic capital work rebounded in the third quarter with the addition of the new LNG terminal project in Texas.  And as noted earlier, GLDD’s third quarter recorded backlog does not reflect approximately $14 million for two additional maintenance projects pending award as well as other options pending on projects currently in backlog. GLDD’s September 30, 2006 beach backlog totaling $42.7 million continues to represent a solid level and is consistent with 2005 periods.  GLDD’s maintenance backlog totaled $47.7 million at September 30, 2006, which is a significant increase over last quarter and includes maintenance projects in New Jersey, Maryland, San Juan and the Gulf Coast.  In addition, GLDD’s September 30, 2006 recorded backlog does not reflect approximately $230 million of low bids pending award and other options pending on projects currently in backlog, including approximately $156 million for the second phase of the Diyaar contract in Bahrain.

Demolition.   GLDD’s demolition services backlog was $20.1 million at September 30, 2006 compared to $9.9 million at June 30, 2006 and $19.0 million at September 30, 2005.

Market Outlook

The current Water Resources Development Act (“WRDA”) legislation did not pass before Congress recessed at the end of September.  There is some optimism that the bill will pass when Congress returns; however, as a result of the recent elections, the significant changes in Congress could impact the passage of the bill.  In addition, the provision for higher federal cost sharing on deepening projects below 50 feet has been removed. The important positives for the industry still included in the current WRDA are authorization of various additional harbor deepening projects and the authorization for 12 priority projects under the Louisiana Coastal Restoration Plan.  However, given the current climate, this legislation could languish until next fall.  Since funding for currently authorized deep port work has been substantially reduced in 2005 and year-to-date in 2006, a new authorization bill would not appear to have much impact in the near term.

Additionally, there continues to be significant funding difficulties with the industry’s largest customer, the Army Corps of Engineers.  In September 2006, Congress failed to pass the budget and this has resulted in the operation of the government under a continuing resolution.  As was noted last quarter, appropriated money was going unspent due to the issue of “continuing contracts”.  Since the Corps did not have enough funding for their particular projects in the last fiscal year, they carried over the money to be combined with this year’s appropriations, however, under the current continuing resolution situation none of this money can be spent until a budget is passed.  As noted above, many districts are bidding projects that include a base amount of work, which can be more easily funded plus options that can be awarded as additional funds are released.  Under this system, the Corps runs the risk of paying more for contracts than they might otherwise since the low bidder on the total contract may not be the low bidder on the scope ultimately awarded.  The problem for the industry is scheduling equipment and forecasting, since the contractor has to obligate and reserve equipment for a scope of work that may never be awarded.

GLDD continues to track planned future port development including another phase of the Port Jersey, NJ 50’ deepening project and another phase of the NY Harbor 50’ deepening project; a port expansion project in Jacksonville Harbor, FL, two deepening projects in Portland, OR, and several port expansion projects in the Tampa area which in the aggregate could generate over $250 million of bidding opportunities to the market in 2007.

The market this year has seen a reduction in the amount of beach projects put out for bid since federal funding is minimal. Year-to-date beach bids total $111.8 million.  This follows the 2005 record market of $297 million. Fortunately more beach communities have taken over the responsibility for developing funding sources to meet their beach nourishment needs and putting out their own projects for bid.  GLDD has performed over $66 million of beach work in 2006 for non-federally funded customers.  Based on discussion with numerous local communities and the Corps GLDD has identified beach projects from both federally funded and non-federally funded customers valued at approximately $100 million that look possible for bidding through the next twelve months.

Dredging work related to the development of LNG terminals continues to develop.  Work was completed on the LNG terminal project in Freeport, TX and work was started this quarter on another LNG terminal in Golden Pass Texas.  GLDD is still involved in several significant project solicitations with private customers for additional LNG terminal work.

During the last six months a competitor’s new dredge has entered the market adding additional capacity to a market sector that is presently weak. At the beginning of the year GLDD anticipated that this additional capacity could depress pricing. Consequently, GLDD decided to seek work outside of the U.S. to occupy some equipment to maintain the supply and demand level of hopper equipment in the U.S. at a more stable level. As a result of these efforts GLDD was able to secure a contract this summer for the Diyarr project in Bahrain which will provide work for two Manhattan class hopper dredges and the Northerly Island hopper dredge for up to five years.

GLDD’s operations in the Middle East continue to generate opportunities to utilize dredging equipment that might otherwise become idle.  The Diyaar project is scheduled to commence work in the fourth quarter and GLDD just signed another contract in Bahrain worth approximately $30 million.  The projects now in backlog commit GLDD’s equipment in the region into 2008 and beyond.

In summary, the third quarter of 2006 was down from previous quarters as anticipated due to significant mobilizations to foreign and domestic projects, dry dockings on certain equipment and the deferral of certain beach projects in backlog due to typical environmental window restrictions.   Margins at September 30, 2006 were still strong despite the third quarter challenges.  In addition the domestic bidding activity continued to strengthen in the third quarter and there is still work scheduled to be bid in the fourth quarter, including LNG work that should provide opportunities to add to backlog in the upcoming months.  Currently, there is adequate backlog and contracts pending award at September 30, 2006 to produce a robust fourth quarter including the start up of Diyaar, environmental window work and the new LNG terminal project.

Liquidity and Capital Resources

Historical

GLDD’s principal sources of liquidity are cash flow generated from operations and borrowings under its senior credit facility.  GLDD’s principal uses of cash are to meet debt service requirements, finance its capital expenditures, provide working capital and meet other general corporate purposes.

GLDD’s net cash flows from operating activities for the nine months ended September 30, 2006 totaled $21.2 million, compared to $8.6 million for the nine months ended September 30, 2005.  The fluctuation between periods results primarily from the normal increases or decreases in the level of working capital relative to the level of operational activity.  Additional working capital is needed to fund increases in operations and working capital is released when operational levels fall.  During the 2006 period the level of activity has decreased significantly from December of 2005, resulting in a release of cash from to working capital, contrary to the same period in 2005 when activity increased and cash was used.

As a result of the recent funding shortages for the Corps’ projects, many of the contracts being issued are smaller and therefore of shorter duration than in the past.  Also, more restrictive environmental controls on borrow area locations, where sand and fill are taken for beach nourishment and land reclamations,  requiring ever longer pumping distances. To improve mobilization times between projects GLDD is increasing its investment in inventory of pipe by approximately $1.6 million in the third quarter and another $2.7 million by the end of the first quarter next year.

GLDD’s net cash flows used in investing activities for the nine months ended September 30, 2006 totaled $19.5 million, compared to $4.9 million for the nine months ended September 30, 2005.  The use of cash relates primarily to equipment acquisitions and capital improvements to existing equipment.  Included in the 2006 year-to-date spending is $4.3 million for overhaul of the Hopper Dredge Long Island.  This dredge is being reconfigured as a material handling barge to assist with the new land reclamation project in Bahrain.  The total cost of this upgrade is expected to be approximately $9.5 million and is to be funded through GLDD’s revolver.  Once completed, the improvements to the vessel will be financed through a sale/leaseback under a long term

operating lease arrangement.   In addition, $3.9 million was spent to purchase the dredge Victoria Island and two scows that had been operated under a long term operating lease.  NASDI’s spending has also increased related to refurbishing a new office and garage facility on which $1 million was spent on leasehold improvements in 2006. GLDD’s 2005 cash flows used in investing activities included proceeds of $4.4 million for a rock barge constructed by GLDD and then sold and leased back under an operating lease in June of 2005.

GLDD’s net cash flows used in financing activities for the nine months ended September 30, 2006 totaled $0.3 million, and includes pay down of $3 million of bank term debt offset by an increase in net borrowings under the revolver necessary to fund working capital needs in 2006.  This compares to $2.3 million of cash used for the nine months ended September 30, 2005.  GLDD had $33.7 million of borrowing availability at September 30, 2006.

Prospective

GLDD’s Credit Agreement contains various restrictive covenants.  It prohibits GLDD from prepaying other indebtedness, including the senior subordinated notes, and it requires GLDD to satisfy financial condition tests and to maintain specified financial ratios, such as a maximum total leverage ratio, maximum senior leverage ratio, minimum interest coverage ratio and limits on capital expenditures.  It also prohibits GLDD from declaring or paying any dividends and from making any payments with respect to the senior subordinated notes if it fails to perform its obligations under, or fails to meet the conditions of, the Credit Agreement or if payment creates a default under the Credit Agreement.  GLDD’s bonding agreement and Equipment Term Loan contain similar restrictive covenants and financial conditions tests.

During the 2006 third quarter GLDD anticipated that due to a downturn in earnings, because of reduced contract activity, and an increase in borrowing for spending on plant and mobilizations for Diyaar it was possible that GLDD would not meet its required total debt to EBITDA ratio required by the senior credit agreements at quarter end.  Therefore, on August 28, 2006, GLDD entered into an amendment of its Credit Agreement with its senior secured lenders to increase GLDD’s total leverage ratio to 5.6 to 1.0 for the four consecutive fiscal quarters ending September 30, 2006. Also in September of 2006, GLDD entered into an amendment to its equipment loan to increase the maximum total leverage ratio to 5.6 to 1.0 for the four consecutive fiscal quarters ending September 30, 2006 and obtained a waiver under its bonding agreement of compliance with the net worth requirement for the fiscal quarter ending September 30, 2006.  Although amendments and waivers were obtained for the aforementioned covenants, at September 30, 2006, GLDD was in compliance with all the original financial covenants in its senior credit agreements and surety agreement.

At September 30, 2006, GLDD was in compliance with all the financial covenants under its senior credit agreements and bonding agreement.  The following charts set forth, as of September 30, 2006 the financial covenant requirements under GLDD’s senior credit agreements and bonding agreements as compared to the actual ratios as of that date:

					September 30, 2006
Total Leverage -	maximum of	5.00	to	1.00	4.82
Senior Leverage -	maximum of	2.00	to	1.00	1.49
Interest Coverage -	minimum of	2.00	to	1.00	2.47
Current ratio -	minimum of	1.2	to	1.00	1.65
Net Worth	minimum	$82,500			$83,776

On September 29, 2006, GLDD secured a $20 million International Letter of Credit Facility with Wells Fargo HSBC Trade Bank.  This facility will be used for performance and advance payment guarantees on foreign contracts, including the Diyaar contract.  The obligations under the agreement are guaranteed by GLDD’s foreign accounts receivable.  In addition, the Export-Import Bank of the United States (“Ex-Im”) has issued a guarantee under Ex-Im Bank’s Working Capital Guarantee Program which covers 90% of the obligations owing under the facility.  GLDD issued its first letter of credit under this facility on October 30, 2006 for a portion of the performance guarantee on the Diyaar project.

The required financial covenant levels under the senior credit agreements and the bonding agreement are restrictive but GLDD management believes GLDD has positive relationships with its senior lenders and surety provider, should it be necessary to request an additional amendment or waiver to the financial covenants.  However, if there is a future violation of any of the financial covenants and GLDD is not successful in obtaining an additional amendment or waiver, a default could occur under GLDD’s senior credit agreements or bonding agreement, which could result in a material adverse impact on GLDD’s financial condition.

GLDD has continued to experience some timing issues on certain Corps receivables, but GLDD management believes its anticipated cash flows from operations and current available credit under its revolving credit facility will be sufficient to fund GLDD’s operations and its revised capital expenditures, and meet its current annual debt service requirements of approximately $22 million for the next twelve months. In addition as discussed in Note 16 of GLDD Acquisitions Corp.’s unaudited financial statements, upon completion of the merger, the Company will receive approximately $50 million in cash.  This money will be used to pay down term debt under GLDD’s Senior Credit Agreements. GLDD also received $12 million in proceeds from the sale and lease back of their Long Island dredge as previously discussed.

Beyond the next twelve months, the GLDD’s ability to fund its working capital needs, planned capital expenditures and scheduled debt payments, and to comply with all of the financial covenants under its senior credit agreements and bonding agreement, depends on its future operating performance and cash flow, which in turn, are subject to prevailing economic conditions and to financial, business and other factors, some of which are beyond GLDD’s control.

In February 2004, GLDD entered into an interest rate swap arrangement, which in July 2006 was extended through December 15, 2013, to swap a notional amount of $50 million from a fixed rate of 7.75% to a floating LIBOR-based rate in order to manage the interest rate paid with respect to GLDD’s 7¾% senior subordinated debt.  The fair value liability of the swap at September 30, 2006 and December 31, 2005 was $1,649 and $1,598, respectively, and is recorded in accrued liabilities.  The swap is not accounted for as a hedge; therefore, the changes in fair value are recorded as adjustments to interest expense in each reporting period.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of the closing date of the Merger, certain information regarding the ownership of Aldabra’s Common Stock following the mergers, by (1) each person owning beneficially more than five percent of the outstanding shares of Great Lakes Dredge & Dock Holdings Corp.’s common stock; (2) each of Aldabra’s directors and named executive officers; and (3) all of Aldabra’s directors and executive officers as a group. Unless otherwise stated, each of the persons in the table has sole voting and investment power with respect to the securities beneficially owned.

	Number of Shares of Common Stock	Percentage
Madison Dearborn Capital Partners IV, L.P.(1)	26,606,526	66.54%
Hound Partners LLC, Hound Performance LLC and Jonathan Auerbach(2)	5,146,150	12.8%
Douglas B. Mackie(3)(4)	511,358	1.28%
Richard M. Lowry(3)	499,360	1.25%
Deborah A. Wensel(5)	188,963	*
Bradley T.J. Hansen(3)	69,902	*
David E. Simonelli(3)	63,130	*
Thomas S. Souleles(1)	—	—
Douglas C. Grissom(1)	—	—
Nathan Leight(6)	2,605,000	6.27%
Jason Weiss(7)	2,498,750	6.01%
Jonathan Berger(8)	20,400	*
Peter Deutsch(9)	21,800	*
Bruce J. Biemeck(10)	2,500	*
All directors and executive officers as a group (18 persons)	5,174,343	12.45%

* Represents less than 1%.

(1) Includes: 26,606,526 shares directly owned by Madison Dearborn Capital Partners IV, L.P. (“MDCP”). Madison Dearborn Partners IV, L.P. (“MDP IV”) is the general partner of MDCP. John A. Canning, Jr., Paul J. Finnegan and Samuel M. Mencoff are the sole members of a limited partner committee of MDP IV that has the power, acting by majority vote, to vote or dispose of the shares held by MDCP.

The address for each of MDP, MDP IV, and for each of the members of the limited partner committee of MDP IV is c/o Madison Dearborn Partners, LLC, 70 W. Madison Street, Suite 3800, Chicago, Illinois 60602. Each of MDP, MDP IV and the members of the limited partner committee of MDP IV disclaims beneficial ownership of the shares held directly by MDP except to the extent of his or its respective pecuniary interest therein. Mr. Souleles is a Managing Director of Madison Dearborn Partners, LLC and Mr. Grissom is a Director of Madison Dearborn Partners, LLC. The address for Messrs. Souleles and Grissom is c/o Madison Dearborn Partners, LLC, 70 W. Madison Street, Suite 3800, Chicago, Illinois 60602.

(2) Jonathan Auerbach is the managing member of Hound Performance, LLC (“Hound Performance”) and Hound Partners, LLC (“Hound Partners LLC”), investment management firms that serve as the general partner and investment manager, respectively, to Hound Partners, LP (“Hound Partners LP”) and Hound Partners Offshore Fund, LP (“Hound Offshore”). Hound Partners LP may be deemed to be the beneficial owner of, and has the shared power to vote, dispose, or direct the voting or disposition of, 2,560,165 shares of Aldabra common stock (including warrants to purchase shares of Aldabra common stock which are not currently exercisable). Hound Offshore may be deemed to be the beneficial owner of, and has the shared power to vote, dispose, or direct the voting or disposition of, 2,585,985 shares of Aldabra common stock (including warrants to purchase shares of Aldabra common stock which are not currently exercisable). Hound Performance and Hound Partners LLC, as the general partner and investment manager, respectively, to Hound Partners LP and Hound Offshore, together with Jonathan Auerbach, as managing member of Hound Performance and Hound Partners LLC, may be deemed to be the beneficial owners of, and each has the shared power to vote, dispose, or direct the voting or disposition of, 5,146,150 shares of Aldabra common stock, of which 4,245,408 shares may be acquired upon the exercise of Aldabra warrants which are not currently exercisable. The principal business address of Hound Partners, LLC, Hound Performance, LLC, and Jonathan Auerbach is 101 Park Avenue, 48th Floor, New York, New York 10178.

(3) The address for each of Messrs. Mackie, Lowry, Simonelli and Hansen and Ms. Wensel is c/o Great Lakes Dredge & Dock Corporation, 2122 York Road, Oak Brook, Illinois 60523.

(4) Includes (i) 104,096 shares held by family trusts established for the benefit of the children of Mr. Mackie, (ii) 6,000 shares owned by Mr. Mackie’s wife and (iii) 6,000 shares issuable upon exercise of warrants.

(5) Includes 134,889 shares held by the Deborah A. Wensel Living Trust, for which Ms. Wensel serves as trustee.

(6) Includes (i) 92,150 shares of common stock held by the Leight Family 1998 Irrevocable Trust, a trust established for the benefit of Mr. Leight’s family, (ii) 52,000 shares of common stock held by the Terrapin Partners Employee Partnership, (iii) 4,000 shares of common stock held by various family trusts and (iv) 1,572,000 shares of common stock issuable upon exercise of warrants held by Terrapin Partners LLC and 14,000 shares of common stock issuable upon exercise of warrants held by Elizabeth B. Leight TTEE Nathan D. Leight Intangible RA UA DTD, not currently exercisable but that will become exercisable upon completion of the holding company merger. Terrapin Partners LLC is the general partner of Terrapin Partners Employee Partnership and Mr. Leight is the co-manager of Terrapin Partners LLC. The Terrapin Partners Employee Partnership intends to distribute its shares to its beneficiaries at a later date. To the extent such shares are not distributed to the current beneficiaries, they will be distributed to other Terrapin Partners LLC employees. The business address for Mr. Leight is c/o Terrapin Partners LLC, 540 Madison Avenue, 17th Floor, New York, New York 10022.

(7) Includes (i) 851,850 shares of common stock held by the JGW Grantor Retained Annuity Trust 2006 dated June 15, 2006, a trust established for the benefit of Mr. Weiss’ family, (ii) 52,000 shares of common stock held by the Terrapin Partners Employee Partnership, (iii) 400 shares of common stock held by various family trusts and IRAs and (iv) 1,572,000 shares of common stock issuable upon exercise of warrants held by Terrapin Partners LLC not currently exercisable but that will become exercisable upon completion of the holding company merger. Terrapin Partners LLC is the general partner of Terrapin Partners Employee Partnership and Mr. Weiss is the co-manager of Terrapin Partners LLC. The Terrapin Partners Employee Partnership intends to distribute its shares to its beneficiaries at a later date. To the extent such shares are not distributed to the current beneficiaries, they will be distributed to other Terrapin Partners LLC employees. Does not include 92,150 shares of common stock held by the JGW Trust dated August 18, 2000, a trust established for the benefit of Mr. Weiss’ family. Mr. Weiss disclaims beneficial ownership of the shares held by the JGW Trust because they were irrevocably transferred to the trust and Mr. Weiss is not the trustee. The business address for Mr. Weiss is c/o Terrapin Partners LLC, 540 Madison Avenue, 17th Floor, New York, New York 10022.

(8) The business address for Mr. Berger is c/o Navigant Consulting, Inc., 100 Colony Square, Suite 1900, 1175 Peachtree Street, N.E., Atlanta, Georgia 30361.

(9) The business address for Mr. Deutsch is P.O. Box 817689, Hollywood, Florida 33081.

(10) The address for Mr. Biemeck is 39851 N. Old Stage Road, Cave Creek, AZ 85331.

Directors and Executive Officers

The directors and executive officers of Aldabra upon consummation of the merger are set forth in the Registration Statement, in the section entitled “Management,” pages 164-171 inclusive, which is incorporated herein by reference.

Executive Compensation

Reference is made to the disclosure set forth in the Registration Statement, in the section entitled “Management,” pages 172-173 inclusive, which is incorporated herein by reference.

Certain Relationships and Related Transactions

Reference is made to the disclosure set forth in the Registration Statement, in the section entitled “Management — Certain Relationships and Related Transactions,” pages 173-175 inclusive, which is incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Reference is made to the disclosure set forth in the Registration Statement, in the section entitled “Per Share Market Price Information,” page 46, which is incorporated herein by reference.

Recent Sales of Unregistered Securities

Reference is made to the disclosure described in the Registration Statement on Form S-1, filed with the SEC on December 23, 2004 (No. 333-121610) (“Form S-1”), in “Item 15. Recent Sales of Unregistered Securities”, which is incorporated herein by reference.

Description of Registrant’s Securities to be Registered

The description of Aldabra’s securities is set forth in the Form S-1, in the section entitled “Description of Securities”, which is incorporated herein by reference.

Indemnification of Directors and Officers

Aldabra’s amended and restated certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by Aldabra to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)           A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)           A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)           To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)           Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)           Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)            The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g)           A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)           For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)            For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)            The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)           The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Aldabra’s directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, Aldabra has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Aldabra will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Article Seventh(B) of the Company’s Amended and Restated Certificate of Incorporation provides:

“The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.”

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Financial Statements and Exhibits

The information set forth in Item 9.01 of this Report is incorporated herein by reference.

Item 5.01. Changes in Control of Registrant.

Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Reference is made to the disclosure described in the Registration Statement, in the section entitled “Management — Directors of Aldabra”, pages 164-175 inclusive, which is incorporated herein by reference.

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the transactions described above, the certificate of incorporation of the Company was amended and restated. Reference is made to the disclosure described in Registration Statement, in the section entitled “The Amendment Proposal” beginning on page 87, which is incorporated herein by reference.

Item 5.06. Change in Shell Company Status

As a result of the Merger, which fulfilled the definition of an initial business combination as required by Aldabra’s Amended and Restated Certificate of Incorporation, Aldabra ceased to be a shell company.  The material terms of the Merger are described in Registration Statement, in the sections entitled “The Merger” and “The Merger Agreement”, beginning on page 52 which are incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(a) Financial Statements

(1)  The consolidated financial statements listed below are set forth on pages F-34 to F-71 inclusive of the Registration Statement and are incorporated by reference herein.

GLDD Acquisitions Corp. and Subsidiaries (Successor) and Great Lakes Dredge & Dock Corporation and Subsidiaries (Predecessor)

Report of Independent Registered Public Accountants

Consolidated Balance Sheets as of December 31, 2005 and 2004

Consolidated Statements of Operations for the years ended December 31, 2005, 2004 (Successor), and 2003 (Predecessor)

Consolidated Statement of Stockholder’s Equity for the years ended December 31, 2005, 2004 (Successor), and 2003 (Predecessor)

Consolidated Statements of Cash Flows for the years ended December 31, 2005, 2004 (Successor) and 2003 (Predecessor)

Notes to Audited Consolidated Financial Statements

Amboy Aggregates (A joint Venture)

Report of Independent Public Accountants

Balance Sheets as of December 31, 2005 and 2004

Statements of Income and Partners’ Capital for the years Ended December 31, 2005, 2004 and 2003

Statement of Cash Flows for the Years Ended December 31, 2005, 2004 and 2003

Notes to Financial Statements

(2)  The following financial statements are filed herewith as Exhibit 99.2:

GLDD Acquisitions Corp. and Subsidiaries

Consolidated Balance Sheets as of September 30, 2006 and December 31, 2005

Consolidated Statements of Operations for the nine months ended September 30, 2006 and September 30, 2005

Consolidated Statement of Stockholder’s Equity for the nine months ended September 30, 2006 and September 30, 2005

Consolidated Statements of Cash Flows for the nine months ended September 30, 2006 and September 30, 2005

Notes to Unaudited Consolidated Financial Statements

(b) Pro Forma Financial Information

The following unaudited pro forma condensed consolidated financial statements are filed herewith as Exhibit 99.3:

GLDD Acquisitions Corp.

Unaudited Pro Forma Consolidated Consolidated Balance Sheet as of September 30, 2006

Unaudited Pro Forma Consolidated Consolidated Statements of Operations for the year ended December 31, 2005, the nine months ended September 30, 2005 and the nine months ended September 30, 2006

Notes to Unaudited Pro  Forma Condensed Consolidated Balance Sheet and Statements of Income

(d)          Exhibits

The following exhibits are furnished in accordance with the provisions of Item 601 of Regulation S-K.

2.1

Agreement and Plan of Merger, dated as of June 20, 2006, among GLDD Acquisitions Corp., Aldabra Acquisition Corporation, Aldabra Merger Sub, L.L.C., Madison Dearborn Capital Partners IV, L.P. and Terrapin Partners LLC(1)

2.2	Agreement and Plan of Merger, dated as of August 21, 2006, among Great Lakes Dredge & Dock Holdings Corp., Aldabra Acquisition Corporation, and GLH Merger Sub, L.L.C. (4)

3.1	Amended and Restated Certificate of Incorporation for Aldabra Acquisition Corporation*

3.2	By-Laws for Aldabra Acquisition Corporation(2)

3.3	Certificate of Incorporation for Great Lakes Dredge & Dock Holdings Corp.(4)

3.4	By-laws for Great Lakes Dredge & Dock Holdings Corp.(4)

4.1	Specimen Unit Certificate for Aldabra Acquisition Corporation(2)

4.2	Specimen Common Stock Certificate for Aldabra Acquisition Corporation(2)

4.3	Specimen Warrant Certificate for Aldabra Acquisition Corporation(2)

4.4	Specimen Common Stock Certificate for Great Lakes Dredge & Dock Holdings Corp.(4)

4.5	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and Aldabra Acquisition Corporation(2)

4.6	Warrant Clarification Agreement, dated September 12, 2006, between the Company and Continental Stock Transfer & Trust Company(3)

9.1	Voting Agreement, dated as of June 20, 2006, by and among Aldabra Acquisition Corporation and Madison Dearborn Capital Partners IV, L.P.(4)

10.1	Letter Agreement among Aldabra Acquisition Corporation, Morgan Joseph & Co. Inc. and Nathan D. Leight(2)

10.2	Letter Agreement among Aldabra Acquisition Corporation, Morgan Joseph & Co. Inc. and Jason G. Weiss(2)

10.3	Letter Agreement among Aldabra Acquisition Corporation, Morgan Joseph & Co. Inc. and Jonathan W. Berger(2)

10.4	Letter Agreement among Aldabra Acquisition Corporation, Morgan Joseph & Co. Inc. and Peter R. Deutsch(2)

10.5	Letter Agreement among Aldabra Acquisition Corporation, Morgan Joseph & Co. Inc. and Stewart Gross(2)

10.6	Letter Agreement among Aldabra Acquisition Corporation, Morgan Joseph & Co. Inc. and Leight Family 1998 Irrevocable Trust(2)

10.7	Letter Agreement among Aldabra Acquisition Corporation, Morgan Joseph & Co. Inc. and JGW Trust dated August 18, 2000(2)

10.8	Letter Agreement among Aldabra Acquisition Corporation, Morgan Joseph & Co. Inc. and Terrapin Partners Employee Partnership(2)

10.9	Letter Agreement among Aldabra Acquisition Corporation, Morgan Joseph & Co. Inc. and Lyla Oyakawa(2)

10.10	Letter Agreement among Aldabra Acquisition Corporation, Morgan Joseph & Co. Inc. and Robert Plotkin(2)

10.11	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and Aldabra Acquisition Corporation(2)

10.12	Form of Stock Escrow Agreement between Aldabra Acquisition Corporation, Continental Stock Transfer & Trust Company and the Initial Stockholders(2)

10.13	Form of Letter Agreement between Terrapin Partners LLC and Aldabra Acquisition Corporation regarding administrative support(2)

10.14	Form of Promissory Note, dated December 10, 2004, in the principal amount of $35,000 issued to each of Nathan D. Leight and Jason G. Weiss(2)

10.15	Registration Rights Agreement among Aldabra Acquisition Corporation and the Initial Stockholders(2)

10.16	Form of Warrant Purchase Agreement among each of Nathan D. Leight and Jason G. Weiss and Morgan Joseph & Co. Inc.(2)

10.17

Investor Rights Agreement, dated December 26, 2006, among Aldabra Acquisition Corporation, Great Lakes Dredge & Dock Holdings Corp., Madison Dearborn Capital Partners IV, L.P., certain stockholders of Aldabra Acquisition Corporation and certain stockholders of GLDD Acquisitions Corp.*

10.18	Adjustment Escrow Agreement by and among Aldabra Acquisition Corporation, Great Lakes Dredge & Dock Holdings Corp. and Wells Fargo Bank, National Association, as escrow agent*

10.19	Joinder Agreement, dated as of October 10, 2006 by Great Lakes Dredge & Dock Holdings Corp.(4)

10.20	Termination Agreement, dated as of December 26, 2006 between Aldabra Acquisition Corporation and Terrapin Partners. LLC*

23.1	Consent of Deloitte & Touche LLP*

23.2	Consent of J.H. Cohn LLP*

99.1	Press Release, dated December 26, 2006 *

99.2	Selected Financial Information for GLDD Acquisitions Corp.*

99.3	Unaudited Pro Forma Information for GLDD Acquisitions Corp.*

* Filed herewith.

(1) Incorporated by reference to the Aldabra Acquisition Corporation’s Current Report on Form 8-K filed with the Commission on June 21, 2006.

(2) Incorporated by reference to the Aldabra Acquisition Corporation’s Registration Statement on Form S-1 (SEC File No. 333-121610)

(3) Incorporated by reference to the Aldabra Acquisition Corporation’s Report on Form 8-K filed with the Commission on September 15, 2006.

(4) Incorporated by reference to the Aldabra Acquisition Corporation’s Form S-4 filed with the Commission on November 9, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALDABRA ACQUISITION CORPORATION
(Registrant)

By:	/s/ Deborah A. Wensel
Name: Deborah A. Wensel
Title: Chief Financial Officer

Date: December 26, 2006